Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-194882 on Form S-3 and No. 333-180869 on Form S-8 of our report dated February 25, 2016, relating to the consolidated financial statements of Tumi Holdings, Inc. and subsidiaries, and the effectiveness of Tumi Holdings, Inc. and subsidiaries internal control over financial reporting, appearing in the Annual Report on Form 10-K of Tumi Holdings, Inc. and subsidiaries for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
February 25, 2016